EXHIBIT 99.1


FOR IMMEDIATE RELEASE                               Renaissance Cosmetics, Inc.
                                                    955 Massachusetts Avenue
                                                    Cambridge, MA  02139
                                                    Contact Person: Tom Kaung
                                                    (212) 521-5914


                                  PRESS RELEASE

                       RENAISSANCE EXTENDS EXPIRATION DATE
                 FOR OFFER TO PURCHASE AND CONSENT SOLICITATION
                 FOR ITS 13 3/4% SENIOR NOTES DUE 2001, SERIES B


            Cambridge, Massachusetts, January 24, 1997 - Renaissance Cosmetics, Inc. ("Renaissance") announced today that the offer to purchase and consent solicitation with respect to its 13 3/4% Senior Notes Due 2001, Series B (the "Notes"), which were to expire at 5:00 p.m., New York City time, on January 24, 1997, have been extended and will now expire at 5:00 p.m., New York City time, on January 31, 1997, unless further extended or terminated. All other terms and conditions of the offer and the solicitation remain as set forth in the Offer to Purchase and Consent Solicitation Statement dated December 24, 1996, as supplemented on January 15, 1997 (the "Statement").

            Renaissance has been informed by the depositary, Firstar Bank of Minnesota, N.A., that as of 5:00 p.m., New York City time, on January 23, 1997, approximately $50,000,000 of the Notes had been tendered.

            This press release does not constitute an offer to purchase nor a solicitation of consents. The offer and the solicitation are being made pursuant to the Statement and related documents, copies of which may be obtained from the Information Agent, MacKenzie Partners, Inc., at (212) 929-5500 or (800) 322-2885. Notes may be tendered and consents delivered only in accordance with the terms, conditions and instructions set forth therein.

            Renaissance manufactures, markets and distributes fragrances, cosmetics and related products which it sells through the domestic and international mass-market or self-select distribution channels. Renaissance brands are sold to over 1,000 retailers with approximately 25,000 locations throughout the United States, and are sold in 45 foreign countries. The Renaissance family of fragrance brands currently includes several classic brands such as "Chantilly," "Tabu," "Canoe," "English Leather" and "British Sterling" and other established brands such as "NaVy" and "NaVy for Men." Through its Cosmar subsidiary, Renaissance is the largest manufacturer and marketer of artificial nail care products and related accessories in the United States, and its brands include "LaJoie" and "Pro10."